EXHIBIT 10.12

                               SERVICING AGREEMENT

Contract made this 14th day of May 2003 by and between

AmeriFirst Financial Services, Inc. of 814 A1A North, Suite 300
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            (name)                                 (address)

Ponte Vedra Beach                         Florida              32082 ("Client")
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        (city)                               (state & zip)

and 21st Holdings, LLC of 401 2nd Avenue South, Suite 820, Minneapolis, Minnesota 55401 ("21st"). Whereas Client has now or will in the future purchase(d) one or more life or viatical settlements and desires to have the following services performed: tracking of the insured(s), and the arrangement and collection of policy benefits upon insured's death.

Whereas, 21st Services agrees to perform these services for Client under the terms and conditions set forth in this agreement.

Now, therefore, in consideration of the mutual promises set forth in this contract, it is agreed by and between Client and 21st:

                                   SECTION ONE
                               DESCRIPTION OF WORK

21st will track insureds who have entered into a viatical or life settlement contract where Client or an entity with whom Client is contracted is the planned recipient of the death benefit(s) of a certain life insurance policy. This service will consist of two main components:

o Tracking and contact with insured(s) through their attending physician's office where possible.

o Death claim filing and collection directed into Client's bank or provider's trustee account.

Ongoing client contact

21st shall track the mortality status of each insured assigned by Client on a best efforts basis.

Tracking services will include:


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o     Quarterly calls made to the insured's physician to determine when the insured was last seen or when their next appointment is scheduled. A statement about the insured's health will be requested and if completed, will become part of the permanent file.

o Information will also be taken verbally by 21st and recorded in the insured's physical file and also in the database maintained by 21st. On a monthly basis, the computer record will be printed and faxed to Client.

o In certain situations, an insured may not visit their physician as frequently as once a quarter. When an update call in any two consecutive quarters results in no information on the insured, a search will be done to determine if the insured has switched doctors, moved, or otherwise disappeared. The results of this search will be recorded and included in the quarterly report to Client. The insured's personal references will be contacted, but if unavailable, the insured will be contacted directly unless precluded by state or federal rules or regulation.

o The computer database will alert the tracker to those insureds who are in the final 12 months of their original life expectancy. These insureds may be tracked on a more frequent basis than once a quarter, if their health warrants.

o 21st can also manually set the system to "alert status" for individual insureds who have declining health that might reasonably result in an early maturity.

o In the event all attempts to contact the insured, their representatives and contacts are exhausted and our databases can not confirm death, Client or his designees will be notified. Costs for tracking a "missing" insured after such notification are not included in this contract.

Death Claim Filing

21st shall use its best efforts to collect policy benefits upon determination or knowledge of the insured's death. Benefit collection services will include:

o Upon knowledge or notification of death, a certified copy of the insured's death certificate will be obtained from the appropriate agency.

o Client or designee will be informed by telefacsimile transmission the same day that 21st learns of an insured's death.

o Claim forms will be obtained, completed, routed for signatures and returned to the insurer with supporting documentation as supplied by Client.

o Contact is maintained with the insurer until the release of the death benefit.

o If applicable, as determined by state law, the insurer will be notified of any interest due on death benefits payable.

Occasionally, the need for disability waiver application or renewal services, or policy conversions will arise. These services are not covered in this contract. The most cost-effective way to handle these services is on an "as needed" basis. 21st should be contacted for cost and completion time estimates.


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                                   SECTION TWO
                                       FEE

There is a onetime set-up fee of $15 per insured. Tracking services are billed monthly in arrears at a monthly rate of $15 per insured. This includes death claim filing for one policy per insured. Additional policy claims for any one insured are billed at $125 each. 21st will cover the cost of the death certificate(s) and submission process.

                                  SECTION THREE
                                    LIABILITY

21st shall be entitled to the following rights, remedies, and protections in carrying out its duties and responsibilities:

      (i) 21st shall not be liable for an error of judgment made in good faith by a responsible officer, unless it shall be proved that 21st was grossly negligent in ascertaining the pertinent facts;

      (ii) 21st shall not be responsible for any amount of an expected or anticipated Death Benefit in the event that an issuing insurer denies any Death Benefit for whatever reason;

      (iii) 21st shall not be responsible or liable for the validity, perfection, priority, continuation, or value of any death Benefit, life insurance policy, or security interest or for the value or collectibility of the same.

                                  SECTION FOUR
                                    DURATION

Either party may cancel this contract on thirty days written notice. 21st shall be required to return all hard files and notes pertaining to the tracked insured(s) at the Client's request and reasonable expense within 30 days of receiving a written request to do so. However, the start of the 30-day period will be delayed until any outstanding invoices owed to 21st by Client or affiliated entities are paid in full. If necessary, storage charges will be assessed in the amount of $100 per month beginning 60 days after written cancellation by Client.

This agreement for any individual insured is not in effect until Client has received written confirmation from 21st that the set-up fee has been received along with a complete file for consisting of at a minimum:

o     Insured's name, address, phone

o     Date of birth

o     Social Security number.

o     Name, address and phone of the attending physician


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o     A signed Medical release authorizing Client and their authorized representatives to request information.

o     At least 2 personal contacts (friends/family).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorised officers the day and year first above written.

21st Holdings, LLC


BY: Managing Director                                  /s/ Steven Walker
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                                                           (signature)

                                                           Steven Walker
                                                 ------------------------------
                                                          (printed name)

Client: AmeriFirst Financial Services, Inc.


BY:    /s/ Julia A. Baker
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